UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K/A

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        September 2, 2005
           ------------------------------------------------
           Date of Report (Date of earliest event reported)

                     Certified Services, Inc.
           ------------------------------------------------
          (Exact name of Registrant as specified in charter)

	Nevada                 0-31527	               88-0444079
----------------------------  ----------------     ------------------
(State or other jurisdiction  (Commission File     (IRS. Employer
       of incorporation)        Number)            Identification No)


   5101 N.W. 21st Avenue, Suite 350, Fort Lauderdale, Florida 33309
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(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code: (954)677-0202



Item 2.01.  Completion of Acquisition or Disposition of Assets.

    On September 2, 2005 we reported the sale of most of our customer contracts, representing most of our operating assets. This report amends and restates that report to add supplemental and corrective information about the sale, the relationship between the buyer and us, and certain actions relating to the sale taken by the trustee for our subsidiary, Certified HR Services Company. This report also provides the sale agreements as exhibits.

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    The Transaction. On September 2, 2005, we sold approximately 95%
of our PEO business. The sale was effected through the sale of either the stock or customer contracts of our primary operating companies (other than Certified HR Services Company). The annual revenues for the business sold, and upon which the purchase price was based, were projected at approximately $344,000,000 (based on a four week period from July- August 2005). The buyer was O2 HR, LLC, a privately owned Illinois limited liability company. Anthony Huff provides consulting services to the buyer and is co-trustee of a trust which owns a majority interest in an entity which holds rights to purchase the buyer. Mr. Huff is also a manager of Midwest Merger Management, LLC, our majority shareholder. We believe that due to the very significant problems we face (detailed below), and the fact that the assets sold are subject to multiple security interests, no other transaction or buyer would give us the value achieved in this transaction.

    Pricing. The deemed purchase price is $14,282,318, comprised of $7,740,859 cash payable over 5 years and assumption of $6,541,459 of our debts. The debts assumed include primarily acquisition indebtedness, tax liabilities, litigation settlements, prospective insurance claims and $1.0 million in unspecified obligations to be determined jointly by us and the buyer. While the buyer's obligation to pay $1 million in mutually agreed unspecified obligations was to be satisfied pro rata over a 60 month term, it has thus far paid in excess of $700,000 of such liabilities. In addition, in excess of $300,000 of the assumed debts are either currently due or due within the next three months. The purchase price was calculated at 4% of the projected annual revenues for the revenue base transferred ($344,000,000). We have not guaranteed to the buyer any specified level of revenues for any period of time and the purchase price is not subject to any kind of earn-out. Additional value was accorded for certain licenses or insurance policies held by some companies. The purchase price proceeds will be held in escrow, primarily for the benefit of our secured creditors.

    Additional Pricing, Timing Considerations. We have suffered a very substantial loss of client business due to the combined effects of the CNA litigation against us, and the failure of our former principal workers' compensation insurer, Union American Insurance Company. UAIC went into receivership in late 2004, obtained a judgment against one of our principal operating subsidiaries, and forced us to seek the protection of Chapter 11 of the Federal Bankruptcy Code for that subsidiary. The foregoing, along with (i) reputation damage in the industry, (ii) loss of key employees, (iii) serious risk of further loss of key employees and their ability to take much of our business to a new employer, (iv) likelihood of substantial loss of additional business at year end, (v) risk of holders of outstanding judgments levying against our customer payroll accounts yielding an interruption in our business and further damaging our customer goodwill, (vi) loss of management time and focus spent on dealing with bankruptcy and litigation matters, (vii) creditor pressures,
(viii) certain competitor actions to divert our business, and (ix) the risk that Certified and its subsidiaries would be involuntarily placed in bankruptcy, which we believe would adversely affect our ability to obtain fair value in a sale of our business at a later time, have all made it an economic necessity to pursue this sale.

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    Bankruptcy Court Involvement.  The trustee in bankruptcy for our subsidiary, Certified HR Services Company, has sought to disrupt the transaction, alleging that the consideration paid is insufficient. The trustee's position is that he will be successful in his efforts to put Certified and its affiliates into bankruptcy along with Certified HR Services Company, and therefore has a prospective interest in any transaction pursuant to which our assets or business are sold. While the legal proceedings related thereto are pending, we understand the trustee is attempting to locate and negotiate a sale at a better price and terms. While there can be no assurances that the bankruptcy court will find in our favor, our position is that the trustee will fail in his attempts to force us into bankruptcy, that we obtained the best price and terms available under the circumstances and that any further transaction relating to the business sold would have to be effected through the buyer.

Item 2.04  Triggering Events that Accelerate or Increase a Direct
           Financial Obligation

By letter dated September 8, 2005 Laurus Master Fund, Ltd. has accelerated its Secured Convertible Term Note dated April 15, 2004 with us. The existence of this default right was noted in our 8-K dated July 7, 2005. Laurus claims the amount due as of the date of acceleration was $1,462,506.70.

Item 5.02.  Departure of Principal Officers

Anthony Russo, our acting chief financial officer, resigned his position effective September 30, 2005.

Item 9.01 Exhibits

  9.1.1  Purchase Agreement between us and O2 HR, LLC dated September
         2, 2005.

  9.1.2 Customer Assignment Agreement between Certified HR Services Company II and O2 HR, LLC dated September 2, 2005.

  9.1.3  Customer Assignment Agreement between Certified Staffing
         Services Corporation and O2 HR, LLC dated September 2, 2005.

                             SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 3, 2005
                                          CERTIFIED SERVICES, INC.

                                          By: /s/ Danny L. Pixler
                                             ------------------------
                                              Name: Danny L. Pixler
                                              Title:    President

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